State Intellectual Property Office of the People’s Republic of China
443000 No. 21-3, Yunji Road Yichang City of Hubei Province Three Gorges Patent Firm of Yichang City Cheng Gang	Date of Document Issuance: May 19, 2011
Application Number or Patent Number: 201010163142.1   Serial No. of the document: 2011051100344110

Applicant or patentee:	Hubei Minkang Pharmaceutical Co., Ltd.

Name of the invention and creation:	A formula and Chinese medicine that prevents the reduction of platelet.

Notification of Granting Invention Patent

1.
Pursuant to the provisions under Article 39 of the Patent Law and Articles 54 of the Regulation on the Implementation of the Patent Law, no reason for rejection has been found for the foregoing application for an invention patent after substantial examination and thus this Notification of Granting Invention Patent is hereby made.

The applicant shall go through registration procedures according to the contents of the Notification of Fulfilling Registration Procedures after receiving this Notification.

If the applicant completes the procedures of registration within the time limit, the State Intellectual Property Office shall make the decision to grant the patent right, issue the patent certificate and make a public notice accordingly.

Failure to carry out the procedures of registration within the time limit shall be deemed as having abandoned the right of obtaining the patent right.
2.	The foregoing invention patent application for granting patent is made on the basis of the following application documents:
☐ Original application documents
☐ Documents submitted on the submission date of the divisional application
☒The following application documents
Specification summary submitted on the application date and the 1st paragraph to the 34th paragraph of the specification;
	Article 1 to Article 9 of the Claims submitted on April 13, 2011.	[seal] Department of Administration of
3.	Name of the foregoing invention patent application for granting patent:	Hubei Minkang Pharmaceutical Co., Ltd.
☒ Unchanged
☐ Changed from ___________________ to the foregoing name
4.	☐The applicant submitted the “Declaration of Surrendering the Patent Right” (patent number: _____________________) on ___ (Month) ___ (Date), ___ (Year), and upon examination:
☐Initiate the procedures of surrendering the patent

☐The procedures of surrendering the patent have not been initiated. The reason is: The patent in the declaration of surrendering by the applicant is not the same invention and creation as that in this application of patent for invention.

5.	☐The modification of the application documents by the reviewer pursuant to his/her authority is as follows:

6.	The application documents modified by the applicant on its own initiative received after the issuance of this Notification will be disregarded.

Reviewed by: Zhai Yu	Review Department: Department of Examination of
Telephone: 62411066	Pharmaceutical and Biological Invention
210413	For a paper application, please return your mail to: Receipt Division of the State Intellectual Property Office, No. 6 West Tucheng Road, Jimenqiao, Haidian District of Beijing, 100088
2010.2
For an electronic application, please submit applicable documents in their electronic version via the E-System of Patent Application. Unless otherwise provided, documents submitted in paper version or other formats shall be regarded as not having being submitted.

Translator’s Declaration:

I, Certify that I have carefully read the original Simplified Chinese document AND I confirm that this translation is a true and accurate English version of such original to the best of my knowledge and belief.

Zhao Zhang	/s/ Zhao Zhang
Certified Translator (Canada)
Certified Member in good standing Status: Society of Translators and Interpreters of British Columbia (S.T.I.B.C. www.stibc.org),
Membership Number No: 04-10-2471